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FORM 4                                                      OMB APPROVAL
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                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response.......0.5
                                                    ----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the Securities
            Exchange Act of 1934, Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(h) of
                       the Investment Company Act of 1940

|_| Check here if no longer
    subject to Section 16. Form
    4 or Form 5 obligations may
    continue.  See  Instruction
    1(b).

(Print or Type Responses)

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1. Name and Address of Reporting Person*

  Scheffler          David
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   (Last)           (First)           (Middle)

            c/o Medifast, Inc.
            11445 Cronhill Dr.
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                 (Street)

 Owings Mills        MD               21117
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   (City)         (State)             (Zip)

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2. Issuer Name and Ticker or Trading Symbol

  Medifast, Inc.  (MED)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

  4-Apr-2003
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    _X_   Director                       ___   10% Owner

    ___   Officer (give title below)     ___   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

    _X_  Form Filed by One Reporting Person

   _____ Form Filed by More than One Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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

                                     2A. Deemed             3. Transaction  4. Securities Acquired
                2. Transaction           Execution             Code            (A) or Disposed of (D)
1. Title of        Date                  Date, if any          (Instr. 8)      (Instr. 3, 4 and 5)
   Security     ----------------------------------------------------------------------------------------
   (Instr. 3)      (Month/Day/Year)      (Month/Day/Year)      Code     V      Amount  (A) or (D) Price
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
Common Stock      4/4/03                                      C               88,000   A        .5
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

5. Amount of                  6. Ownership     7. Nature
   Securities Beneficially       Form: Direct     of Indirect
   Owned Following               (D) or           Beneficial
   Reported Transactions(s)      Indirect (I)     Ownership
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   (Instr. 3 and 4)              (Instr. 4)       (Instr. 4)
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
   232,638                        D
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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------------
1. Title of     2. Conversion  3. Transaction    3A. Deemed      4. Transaction  5. Number of       6. Date Exercisable
   Derivative      or             Date               Execution      Code            Derivative         and Expiration Date
   Security        Exercise       (Month/            Date,          (Instr. 8)      Securities         (Month/Day/Year)
   (Instr. 3)      Price of       Day/Year)          if any                         Acquired (A)
                   Derivative                        (Month/                        or Disposed of
                   Security                          Day/Year)                      (D) (Instr. 3,
                                                                                    4,and 5)
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                                                                    Code      V     (A)        (D)     Date       Expiration
                                                                                                       Exer-      Date
                                                                                                       cisable
----------------------------------------------------------------------------------------------------------------------------
Series C
Preferred
Convertible        0.5           4/3/2003                            C                        44,000   3/15/2002  3/15/2005
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
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7. Title and Amount of        8. Price         9. Number of       10. Ownership      11. Nature of
   Underlying Securities         of               Derivative          Form of            Indirect
   (Instr. 3 and 4)              Derivative       Securities          Derivative         Beneficial
                                 Security         Beneficially        Security:          Ownership
                                 (Instr. 5)       Owned Following     Direct (D)         (Instr. 4)
                                                  Reported            or Indirect
                                                  Transaction(s)      (I) (Instr. 4)
                                                  (Instr. 4)
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    Title    Amount or
             Number of
             Shares
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
    Common
    Stock    88,000               0.5             0                   D
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

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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


        /s/ David Scheffler                        4/7/2003
        -------------------------------          ------------
        **Signature of Reporting Person             Date


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